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                                                                    Exhibit 10.4


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made as on February 24, 2003, by and among STONEPATH GROUP, INC., a Delaware corporation (the "Employer"), and BOHN CRAIN (the "Executive").

                                    RECITALS

     WHEREAS, Executive is and has been employed by the Employer and is currently Chief Financial Officer and Treasurer of the Employer;

     WHEREAS, Employer and Executive have heretofore entered into and executed an Employment Agreement dated as of January 10, 2001 (the "Employment Agreement");

     WHEREAS, Employer and Executive desire to amend and restate the Employment Agreement on the terms and conditions hereafter expressed;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

     The parties, intending to be legally bound, agree as follows:

     1. DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Agreement" means this Employment Agreement, as amended from time to time.

         "Basic Compensation" shall include all items of base and bonus compensation and benefits provided for in Section 3.1 of this Agreement.

         "Benefits" is defined in Section 3.1(b).

         "Board of Directors" means the board of directors of Employer.

         "Change of Control" shall be deemed to have occurred if (A) any "Person" (as the term "Person" is used in ss.13(d) and ss.14(d) of the Securities Exchange Act of 1934), except for Executive, becomes, after the date hereof, the beneficial owner, directly or indirectly, of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding securities; (B) there occurs a contested proxy solicitation of Employer's shareholders that results in the contesting party obtaining the ability to vote securities representing 50% or more of the combined voting power of Employer's then outstanding securities; (C) there occurs a sale, exchange, transfer or other disposition of 50% or more in value of the assets of Employer to another Person or entity, except to an entity controlled directly or indirectly by Employer; (D) there occurs a merger, consolidation or other


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reorganization of Employer in which Employer is not the surviving entity and in which the historic shareholders of Employer continue to own less than 50% of the outstanding securities of the acquiror immediately following the transaction, or a plan of liquidation or dissolution of Employer other than pursuant to bankruptcy or insolvency laws is adopted; or (E) during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Employer shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing, a "change of control" shall not be deemed to have occurred for purposes of this Agreement (i) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of Employer to, or a merger, consolidation or other reorganization involving Employer and Executive, alone or with other officers of Employer, or any entity in which Executive (alone or with other officers) has, directly or indirectly, at least a 25% equity or ownership interest; or (ii) in a transaction otherwise commonly referred to as a "management leveraged buy-out".

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Disability" shall mean once the Executive is unable for the "Disability Period" (as hereafter defined) to perform the essential functions of the Executive's duties with reasonable accommodation. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will attempt to make a determination of disability. If they cannot agree, they will select a third medical doctor who will determine whether the Executive has a disability. The determination of the third medical doctor selected under this provision will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this provision, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this provision.

         "Disability Period" shall mean 180 consecutive days or 180 days during any twelve (12) month period; or such lesser number of days as elapse until disability insurance benefits commence under any disability insurance coverage furnished by Employer to Executive, if any.

         "Effective Date" means February 1, 2003.


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         "Employment Period" means the term of the Executive's employment under this Agreement as defined in Section 2.2.

         "For Cause" shall mean: (a) any violation of a law, rule or regulation other than minor traffic violations, which causes or is likely to cause material damages to the Employer, including without limitation, any violation of the Foreign Corrupt Practices Act; (b) a breach of fiduciary duty for personal profit; (c) fraud, dishonesty or other acts of willful misconduct in the rendering of services on behalf of the Employer or relating to the Executive's employment; (d) willful misconduct by the Executive which would cause the Employer to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination or any violation of written policy of the Employer or any successor entity adopted in respect to such law; (e) failure to follow Employer work rules or the lawful instructions (written or otherwise) of the Board of Directors of the Employer or a responsible Executive to whom the employee directly or indirectly reports, provided compliance with such directive was reasonably within the scope of the Executive's duties and the Executive was given notice that his or her conduct could give rise to termination and such conduct is not, or could not be cured, within ten (10) days thereafter; or (f) any violation by the Executive of the terms of this Agreement; provided, however, that in order to terminate Executive For Cause, Employer must first provide Executive with thirty (30) days written notice of the particular For Cause events alleged by Employer; however, in the event of a For Cause event specified at sub-sections (e) and (f) above, the thirty (30) day notice period must be accompanied with a right to cure within such thirty (30) day period.

         "Good Reason" shall mean, unless Executive shall have consented in writing thereto, any of the following: (i) a reduction in Executive's title, duties, responsibilities or status which are inconsistent with Executive's position with Employer; (ii) a reduction by Employer in Executive's base salary or material reduction in fringe benefits; or (iii) the breach by Employer of any material agreement or obligation under this Agreement; any of such events to be preceded by notice from Executive to Employer and a thirty (30) day right to cure.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

     2.  EMPLOYMENT TERMS AND DUTIES

         2.1 EMPLOYMENT

         Commencing on the Effective Date, the Employer agrees to employ the Executive for the term of this Agreement upon the terms and conditions set forth in this Agreement, and the Executive agrees to commence employment for Employer also upon the terms and conditions set forth in this Agreement.


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         2.2 TERM

         Subject to the provisions of Section 6, the Employment Period for the Executive's employment under this Agreement will be three (3) years, beginning on the Effective Date, and shall be automatically renewed for consecutive one-year renewal terms thereafter, unless, not less than sixty (60) days prior to the end of the original term or any renewal term, either party gives the other party written notice of termination of employment which termination shall be effective as of the end of such original term or renewal term. In the event of a Change of Control during the original term or any renewal term, the Employment Period for the Executive's employment under this Agreement will be automatically extended to a three (3) year term.

         2.3 DUTIES

         The Executive will serve as the Chief Financial Officer of Employer and will perform all duties required in furtherance of his position, including without limitation, all such duties as are customarily associated with such position or such duties as are assigned or delegated to the Executive by the Employer's Chief Executive Officer, any other Executive officer designated by the Chief Executive Office or the Board of Directors. The Executive agrees to perform in good faith and to the best of his ability all services which may be required of him hereunder and will devote his full-time efforts and business time, skill, attention and energies as are reasonably necessary to perform his duties and responsibilities under this Agreement and to promote the success of the Employer's business. Executive may continue to engage in the following activities: (a) attending board of directors' or like meetings of other companies in which Executive or an affiliate has invested or in which Executive has been elected to serve, and (b) managing his personal investments, provided that such activities set forth in (a) and (b) (individually or collectively) do not in the good faith view of Employer's Board of Director's materially interfere or conflict with the performance of Executive's duties or responsibilities under this Agreement.

         The Executive shall report on a day-to-day basis to the administrative headquarters of Employer presently located in Philadelphia, Pennsylvania.

     3.  COMPENSATION

         3.1 BASIC COMPENSATION

         (a) Base Salary. The Executive will be paid an annual base salary of $200,000, subject to adjustment as provided below (the "Base Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Executive's Base Salary will be reviewed by Employer's Board of Directors not less frequently than annually, and may be adjusted upward or downward by Employer, but in no event will the Base Salary be less than $200,000 per year.

         (b) Bonus. Executive shall also be eligible to an annual incentive bonus the amount of which would be determined at the discretion of the Employer with a target of 50% of your base compensation if all target incentives are achieved. The bonus would be based upon management's assessment of: (i) your individual contribution to the Employer; (ii) the performance of your reporting unit or division within the Employer; and (iii) the overall performance of the Employer. The target incentives will be established by the Employer pursuant to an incentive compensation plan, once adopted by Employer.


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         (c) Benefits.

               (i) General Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus (subject to the provisions of Section 3.1 (b)), life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits"). The Executive shall also be entitled to such other fringe benefits as are now or may become available to all of Employer's other Executive officers.

               (ii) Life and Disability Insurance. During the term of this Agreement, the Employer shall pay Executive an annual amount not to exceed $2,000 per annum (prorated for less than annual periods) to reimburse Executive for the cost of Executive securing life or disability insurance policies in an amount and to the extent Executive may select.

               (iii) Relocation and Storage Expense. In recognition of Executive's need to relocate from his previous residence, Employer agreed to provide Executive with a relocation and storage expense allowance of up to $15,000.00 to cover the costs of continued storage of Executive's personal effects for a period not to exceed six (6) months from January 10, 2002 and Executive's general moving and relocation expenses (to the extent they are incurred within one (1) year from the determination of the location of the Employer's administrative headquarters.

               (iv) Expense Allowance. A yearly expense allowance of $12,000 (paid monthly or quarterly at the discretion of Executive) will be paid by Employer to Executive to pay for an auto allowance for the cost of maintaining, insuring and operating one automobile for business purposes, dues, assessments and expenses incurred by the Executive relating to membership or participation in professional or social groups or organizations which the Executive determines are useful or necessary for the purpose of promoting and maintaining the business of the Company or for other travel and entertainment expenses incurred by Executive which he believes are useful or necessary for the purpose of promoting and maintaining the business of the Company.

         3.2 OPTIONS

         (a) Employer has previously granted to Executive options to purchase up to one hundred fifty thousand (150,000) shares of its common stock at an exercise price of $1.78 per share (the "January 2002 Options") and the option to purchase up to two hundred thousand (200,000) shares of its common shares at an exercise price of $1.30 per share (the July 2002 Options) both of which were granted under the Employer's Amended and Restated 2000 Stock Incentive Plan. Both parties hereto confirm that these Options remain in full force and effect and that the Options shall fully vest upon a Change of Control.


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         (b) In addition, the Employee shall upon the date hereof, receive options to purchase an additional two hundred thousand (200,000) shares of its common shares at an exercise price of $1.53 per share (the February 2003 Options). which will vest on the same schedule as the July 2002 Options. Further, the February 2003 Options shall fully vest upon a Change of Control.

     4.  EXPENSE REIMBURSEMENT

         The Employer will pay reasonable expenses incurred by the Executive in the performance of the Executive's duties pursuant to this Agreement, including without limitation reasonable expenses incurred by the Executive in attending conventions, other business meetings and for promotional expenses, provided that any such activities must be related to Employer's business and all individual expenses (or those aggregated for a single convention, seminar or other business trip) greater than $2,000 must be approved by either Employer's Chief Executive Officer or Employer's Compensation Committee (or if Employer has no Compensation Committee, its Board of Directors). The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.

     5.  VACATIONS AND HOLIDAYS

         The Executive will be entitled to three (3) weeks paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its Executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies. Vacation days during any calendar year that are not used by the Executive during such calendar year may be used in any subsequent calendar year; provided, however, that no more than six (6) weeks' paid vacation may be accrued or carried forward. Accrued but unused vacation days will be paid for by Employer in certain instances upon the termination of this Agreement as provided for in Section 6.2 hereafter.

     6.  TERMINATION

         6.1 EVENTS OF TERMINATION

             The Executive's employment pursuant to this Agreement may be terminated by Employer on the following grounds:

             (a) upon the death of the Executive;

             (b) upon the disability of the Executive immediately upon notice from either party to the other;

             (c) For Cause (following the expiration of any applicable notice period from Employer to Executive);

             (d) at the discretion of Employer other than For Cause; or

             (e) Other than For Cause.


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             The Executive may terminate his employment on the following grounds:

             (e) without Good Reason, provided that Executive gives Employer at least thirty (30) days prior written notice of his termination of employment; or

             (f) for Good Reason (following the expiration of any applicable notice period from Executive to Employer).

        6.2  TERMINATION PAY

             Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the compensation provided in this Section 6.2:

             (a) Termination by the Employer For Cause or Termination by Executive Without Good Reason. If the Employer terminates this Agreement For Cause or Executive resigns or terminates his employment for other than Good Reason, the Executive will be entitled to receive his Basic Compensation through the date such termination is effective, but will not be entitled to any accrued bonus compensation for the calendar year during which such termination occurs, however, will be entitled to retain any bonus compensation paid prior to such termination.

             (b) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's Disability, the Employer will pay the Executive his Basic Compensation through the remainder of the calendar quarter during which such termination is effective and for the lesser of (i) six consecutive months thereafter, or (ii) the period until disability insurance benefits commence under any disability insurance coverage furnished by the Employer to the Executive. Executive shall also be entitled to receive that part of the Executive's accrued bonus compensation, if any, for the calendar year during which his disability occurs, prorated through the end of the calendar quarter during which his termination is effective. If this Agreement is terminated as a result of the Executive's disability, Executive shall fully vest at the time of such termination in and to that number of Options as if Executive had remained employed by the Employer for a period of one year following his disability and Executive shall have the full term of such Options in which to exercise any or all of them, notwithstanding any accelerated exercise period contained in any such Option.

             (c) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive's estate will be entitled to receive his Basic Compensation through the end of the calendar month in which his death occurs, and that part of the Executive's accrued bonus compensation, if any, for the calendar year during which his death occurs, prorated through the end of the calendar month during which his death occurs. If this Agreement is terminated as



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a result of the Executive's death, Executive shall fully vest at the time of such termination in and to that number of Options as if Executive had remained employed by the Employer for a period of one year following his death and Executive shall have the full term of such Options in which to exercise any or all of them, notwithstanding any accelerated exercise period contained in any such Option.

             (d) Termination by Executive For Good Reason or Termination by Employer Without Cause Prior to a Change of Control. If prior to a Change of Control this Agreement is terminated by Executive for Good Reason, or if this Agreement is terminated by Employer other than For Cause then (i) Employer shall continue to pay to Executive his Basic Compensation (including for this purpose the greater of Executive's most recent annual bonus or his Target Incentive bonus), for the remaining term under this Employment Agreement; and (ii) the Options plus all other stock, options or other equity rights in Employer which Executive received in connection with his employment by Employer shall become immediately 100% vested and Executive shall have the full term of such Options in which to exercise any or all of them, notwithstanding any accelerated exercise period contained in any such Option.

             (e) Termination by Executive For Good Reason or Termination by Employer Without Cause Following a Change of Control. If following a Change of Control this Agreement is terminated by Executive for Good Reason or by Employer other than For Cause, then Employer shall within ten (10) days after the date of termination pay to Executive in cash: (i) an amount equal to 2.99 times Executive's Basic Compensation calculated at the rate in effect on the date of termination; (ii) current and carried-over unused vacation days; and (iii) all other amounts to which Executive is entitled, including (A) any bonus to which Executive would have been entitled had he remained employed by Employer for a period of three (3) years following the date of termination (calculated on an annual basis as the greater of Executive's most recent annual bonus or the Target Incentive bonus), (B) any expense reimbursement amounts accrued to the effective date of termination, and (C) any amounts under any other benefit plan of the Employer, in each case at the time such payments are due. Also, for three years following the date of termination, the Employer shall continue to provide Executive with all fringe benefits or the economic equivalent thereof he was receiving as of the date of termination, including, without limitation, all health, life and disability insurance he was receiving immediately prior to the date of termination, or the economic equivalent thereof, as if he were actually employed for that period. Moreover, any Options held by Executive which were not fully exercisable on the date of Executive's termination pursuant to this
Section 6 shall vest and immediately become fully exercisable by Executive upon the date of termination, and Executive shall have the following term of such Options in which to exercise any or all of them, notwithstanding any accelerated exercise period contained in any such Option.

         Executive shall have the right to elect with respect to the payment to him of 2.99 times his annual Compensation pursuant to Section 6.2(e) above to take such payment in the form of either (x) a single sum payment in cash or (y) securities of the Employer equal in value to the amount of such payment, with such securities valued for purposes hereof at 75% of the average closing price



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for the last 20 trading days on the principal exchange on which the securities were listed. The Employer further agrees to include the shares acquired hereunder by Executive, at its sole cost and expense, in a Registration Statement to be filed with the Securities and Exchange Commission providing for the resale of such shares in an open market or private transaction, within sixty
(60) days after the date of the distribution of such shares.

         7.  TAX INDEMNITY PAYMENTS

             (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Employer or any affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this
Section 7 (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, "Section 4999"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

             (b) Subject to the provisions of Section 7(b), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumption to be utilized in arriving at such determination, shall be made by Employer's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the Change of Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this
Section 7, shall be paid by Employer to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Executive.

             (c) Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by Employer, or a change in the amount of the payment by Employer, of the Gross-Up Payment and Employer shall be responsible to make such payment to Employer. Such



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notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is required to be paid; provided that the failure to give any notice pursuant to this Section 7(c) shall not impair Executive's rights under this Section 7 except to the extent Employer is materially prejudiced thereby. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (1) give Employer any information reasonably requested by
             Employer;

                  (2) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

                  (3) cooperate with Employer in good faith in order to
             effectively contest such claim; and

                  (4) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax-basis, for any Excise Tax or income, employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided further, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.



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             (d) If, after the receipt by Executive of an amount advanced by
Employer pursuant to Section 7(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to Employer's complying with the requirements of Section 7(c)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 7(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     8. CHARACTER OF TERMINATION PAYMENTS; MITIGATION

         The amounts payable to Executive upon any termination of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Employer and his continued service from the date hereof to the date he becomes entitled to such payments. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

     9. CONFIDENTIALITY AND RELATED MATTERS.

        9.1 NON-DISCLOSURE COVENANT

             Employer and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and valuable and that, as a result of the Executive's employment, the Executive will be in a relationship of confidence and trust with Employer and will come into possession of "Confidential Information" (i) owned or controlled by Employer and its subsidiaries and affiliates; (ii) in the possession of Employer and its subsidiaries and affiliates and belonging to third parties; or (iii) conceived, originated, discovered or developed, in whole or in part, by the Executive during the term of this Agreement and relating to his duties for the Employer under this Agreement. As used herein "Confidential Information" means trade secrets and other confidential or proprietary business, technical, personnel or financial information of Employer, whether or not the Executive's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, consumer names, ID's or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including


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attorney work product), and software systems and processes that are not readily available to the public, even it is not specifically marked as a trade secret or confidential, unless Employer advises the Executive otherwise in writing or unless the information has been shared by Employer with entities not bound by non-disclosure agreements. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive agrees not to directly or indirectly use or disclose to anyone, either during the Employment Period or after the termination of this Agreement, except in the performance of his duties of his employment with Employer or with Employer's prior written consent, any Confidential Information of Employer. This non-disclosure covenant does not apply to information that is disclosed or becomes public through another source that is not bound by a confidentiality agreement with Employer; which Executive is required to disclose pursuant to court order, subpoena or applicable law (provided that Executive will use reasonable efforts to provide Employer with prompt notice of any such requests or requirement so that Employer may seek an appropriate protective order); or which is disclosed in any proceeding to enforce or interpret this Agreement. The Executive agrees that in the event of the termination of the Executive's employment for any reason, the Executive will deliver to Employer, upon request, all property belonging to Employer, including all documents and materials of any nature pertaining to the Executive's work with Employer and will not take with him any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information.

         9.2 WORK MADE FOR HIRE

         Executive recognizes and understands that Executive's duties at the Employer may include the preparation of materials, including without limitation written or graphic materials, and that any such materials conceived or written by Executive shall be done as "work made for hire" as defined and used in the Copyright Act of 1976, 17 U.S.C. ss.ss. 1 et seq. In the event of publication of such materials, Executive understands that since the work is a "work made for hire", the Employer will solely retain and own all rights in said materials, including right of copyright.

         9.3 DISCLOSURE OF WORKS AND INVENTIONS/ASSIGNMENT OF PATENTS

         In consideration of the promises set forth herein, Executive agrees to disclose promptly to the Employer, or to such person whom the Employer may expressly designate for this specific purpose (its "Designee"), any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Employer, and Executive hereby assigns and agrees to assign all of Executive's interest in the foregoing to the Employer or to its Designee. Executive agrees that, whenever he is requested to do so by the Employer, Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company's interest therein. Such obligations shall continue beyond the termination or nonrenewal of Executive's employment with



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


respect to any works, inventions, discoveries and/or improvements that are authored, conceived of, or made by Executive during the period of Executive's employment, and shall be binding upon Executive's successors, assigns, executors, heirs, administrators or other legal representatives.

     10. NON-COMPETITION AND NON-SOLICITATION MATTERS

         10.1 NON-COMPETITION

         During the term of this Agreement the Executive agrees that he shall not work for or be interested in any business which provides services or products which are directly competitive with "primary" services or products offered by the Employer or a subsidiary or affiliate of Employer at any time during his term of employment or at the Executive's termination date (the "Non-Compete Period"). In the event the Executive is terminated For Cause or Executive terminates for other than Good Reason, the Non-Compete Period shall be extended until the earlier of (i) one year; or (ii) the then scheduled expiration of the term of the Agreement. In the event the Executive is terminated in a manner in which he is paid severance, his Basic Compensation is continued, or he is paid a lump-sum as though his employment had continued, the Non-Compete Period shall be extended through the period of such severance or compensation continuation. For the purpose of this Agreement, a product or service shall be deemed "primary" only if such service or product constitutes a primary component of the core business of Employer on Executive's termination date. For the further purposes of this Agreement, the term "work for or be interested in any business" means that the Executive is a stockholder, director, officer, employee, partner, individual proprietor, lender or consultant with that business, but not if (i) his interest is limited solely to the passive ownership of five percent (5%) or less of any class of the equity or debt securities of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market. In the event that any part of this Section 9 is adjudged invalid or unenforceable by any court of record, board of arbitration or judicial or quasi judicial entity having jurisdiction thereof by reason of length of time, geographical coverage, activities covered, or for any other reason, then the invalid or unenforceable provisions of this covenant shall be deemed reformed and amended to the maximum extent permissible under applicable law and shall be enforced and enforceable as so amended in accordance with the intention of the parties as expressed herein.

         10.2 NON-SOLICITATION

         During the Non-Compete Period, the Executive also agrees that he will not directly or indirectly: (i) solicit the trade of, or trade with, any past, present or prospective customer of the Employer for any business purpose that directly or indirectly competes with the business of Employer or a subsidiary or affiliate of Employer; or (ii) solicit or induce, or attempt to solicit or induce, any employee of Employer to leave Employer for any reason whatsoever, or assist or participate in the hiring of any employee of Employer to work for another entity.

     11. REPRESENTATIONS OF EXECUTIVE

         As a material inducement to Employer to execute this Agreement and consummate the transactions contemplated thereby, the Executive hereby makes the following representations to Employer, each of which are true and correct in all material respects as of the date hereof.

         11.1 QUESTIONNAIRE

              On or before the date hereof Executive has completed and returned to Employer a Directors and Officers Questionnaire (the "Questionnaire") which is true and correct in all material respects.

         11.2 NO PRIOR AGREEMENTS

              Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect Executive's ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Sections 8 and 9 of this Agreement. Executive further represents and warrants that his employment with the Employer will not under any circumstances require him to disclose or use any confidential information belonging to prior Employers or other persons or entities, or to engage in any conduct which may potentially interfere with the contractual, statutory or common-law rights of such other Employers, persons or entities. In the event that Executive knows or learns of any facts whatsoever which suggest that such interference might arguably occur as the result of any proposed actions by either Executive or the Employer, Executive expressly promises that he will immediately bring such facts to the Employer's attention.

         11.3 REVIEW BY COUNSEL

              Executive expressly acknowledges and represents that Executive has been given a full and fair opportunity to review this Agreement with an attorney of Executive's choice, and that Executive has satisfied himself, with or without consulting with counsel, that the terms and provisions of this Agreement, specifically including, but not limited to, the restrictive covenant and related provisions of Section 9 hereof, are reasonable and enforceable.

         11.4 NO CONFLICTS OF INTEREST

              Executive covenants that, as of the date hereof, he is not involved in any venture or activity that could compete with Employer or which could potentially interfere with his ability to perform under this Agreement. During the Term, he will disclose to the Company, in writing, any and all interests he may have, whether for profit or compensation or not, in any venture or activity which could potentially interfere with his ability to perform under this Agreement or create a conflict of interest for him with the Company. For purposes of this Section 10.4 only, "conflict of interest" shall mean ownership of greater than one percent (1%) of, or $25,000 worth of equity in, another company which conducts business similar to that undertaken by the Employer.

         11.5 EXECUTIVE'S ABILITY

              Executive represents that Executive's experience and capabilities, and the limited provisions of Section 9, are such that he will not be prevented from earning his livelihood in businesses similar to that of Employer. Executive acknowledges that there are a significant number of businesses for which his qualifications and experience would render him qualified for employment that do not constitute a competing businesses such that his ability to become employed after the termination or nonrenewal of this Agreement would not be impaired.


     12. GENERAL PROVISIONS

         12.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

              The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of any provision of Sections 8 and 9 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of Sections 8 and 9 of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

         12.2 WAIVER

              The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         12.3 TOLLING PERIOD

              The non-competition, non-disclosure and non-solicitation obligations contained in Sections 8 and 9 of this Agreement shall be extended by the length of time during which Executive shall have been in breach of any of the provisions of such Sections 8 and 9, regardless of whether the Employer knew or should have known of such breach.

         12.4 EMPLOYER VIOLATION NOT A DEFENSE

              In an action by the Employer to enforce any provision of this Agreement, any claims asserted by Executive against the Employer shall not constitute a defense to the Employer's action.

         12.5 INDEMNIFICATION

              Employer shall indemnify and defend Executive and his heirs, executors and administrators against any costs or expense (including reasonable attorneys' fees and amounts paid in settlement, if such settlement is approved by the Employer), fine, penalty, judgment and liability reasonable incurred by or imposed upon Executive in connection with any action, suit or proceeding, civil or criminal, to which Executive may be made a party or with which Executive shall be threatened, by reason of Executive's being or having been an officer or director, unless with respect to such matter Executive shall have been adjudicated in any proceeding not to have acted in good faith or in the reasonable belief that the action was in the best interests of the Employer, or unless such indemnification is precluded by law, public policy, or in the judgment of the Employer's Board of Directors, such indemnification is being sought as a result of actions of Executive which were either: (i) grossly negligent; (ii) reflective of Executive misconduct; (iii) in violation of rules, regulations or laws applicable to the Employer; or (iv) in disregard of Employer policies.

         12.6 NOTICES

              All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                If to Employer:     Stonepath Group, Inc.
                                    Two Penn Center, Suite 605
                                    Philadelphia, PA 19102
                                    Telephone No.: (215) 564-9190
                                    Facsimile No.: (215) 564-3133
                                    Attn:  General Counsel

                If to Executive:    Mr. Bohn Crain
                                    185 Biddulph Road
                                    Radnor, PA 19087

         12.7 ENTIRE AGREEMENT; AMENDMENTS

              This Agreement and the documents referenced herein, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         12.8 GOVERNING LAW

              This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

         12.9 ARBITRATION, OTHER DISPUTES.

              In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in the city in which Employer has its principal Executive offices in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All administration fees and arbitration fees shall be paid solely by Employer. Notwithstanding the above, Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of section 8 or 9 hereof. The prevailing party may recover attorneys' fees in any dispute or controversy arising under or in connection with this Agreement

         12.10 ASSIGNABILITY, BINDING NATURE

              This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

         12.11 SURVIVAL

              The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

         12.12 SECTION HEADINGS, CONSTRUCTION

              The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this



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


Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         12.13 SEVERABILITY

               If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.14 COUNTERPARTS

               This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement (and all other agreements, documents, instruments and certificates executed and/or delivered in connection herewith) may be executed by facsimile signatures, each of which shall be deemed an original copy of this Agreement (or other such agreement, document, instrument and certificate).

         IMPORTANT NOTICE: THIS AGREEMENT RESTRICTS EXECUTIVE'S RIGHTS TO OBTAIN OTHER EMPLOYMENT FOLLOWING HIS EMPLOYMENT WITH THE EMPLOYER. BY SIGNING IT, EXECUTIVE ACKNOWLEDGES THIS FACT, AND FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE EMPLOYER TO READ THE AGREEMENT CAREFULLY, AND/OR TO CONSULT WITH COUNSEL OF HIS CHOICE CONCERNING THE LEGAL EFFECTS OF SIGNING THE AGREEMENT, PRIOR TO SIGNING IT.



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


         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

WITNESS:                                   EMPLOYER:

                                           STONEPATH GROUP INC.
_________________________________
Signature
                                           By:____________________________
_________________________________             Authorized Executive Officer
Print Name

_________________________________
Address

_________________________________
Address


                                           EMPLOYEE:

                                           ________________________________
                                           Bohn Crain